AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on January 30, 2023 (the “Effective Date”), by and between OptiNose US, Inc., a Delaware corporation (“OptiNose US” and the “Company”), and Ramy A. Mahmoud (“Executive”).

WHEREAS, Executive currently serves as the President & Chief Operating Officer of the Parent and Optinose US pursuant to that certain Employment Agreement entered into by and between Executive and Company, dated March 2, 2022: and

WHEREAS, the Company and Executive desire to enter into this Agreement to replace the Existing Agreement in its entirety and to set forth the terms and conditions for the continued employment relationship of Executive with the Company in the position of Chief Executive Officer.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.Term. Subject to the terms and provisions of this Agreement, this Agreement shall continue until Executive’s employment with the Company is terminated by the Company or by Executive. At all times, Executive’s employment with the Company is “at-will,” which means that Executive’s employment with the Company may be terminated at any time by the Company with or without “Cause” or by Executive with or without “Good Reason” (as each such term is defined below).
2.Title, Duties and Responsibilities. While Executive is employed by the Company, Executive will serve as the Chief Executive Officer of the Parent and OptiNose US and will report to the Board of Directors of the Parent (“the Board”). In addition, Executive shall be appointed to serve on the Board and, during the term of this Agreement, the Company shall cause Executive to be nominated to stand for election to the Board at any meeting of stockholders of the Company during which any such election is held and Executive’s term as director will expire if Executive is not reelected; provided, however, that (a) the Company shall not be obligated to cause such nomination if any of the events consisting Cause have occurred and not been cured or Executive has issued a notice of termination of employment to the Company and (b) the stockholders’ failure to reelect Executive shall not constitute a termination of Executive’s employment by the Company without Cause and shall not constitute an event giving rise to Good Reason. Executive will have such duties and responsibilities that are commensurate with Executive’s position as Chief Executive Officer and such other duties and responsibilities as are from time to time assigned to Executive by the Board. While Executive is employed by the Company, Executive will devote Executive’s full business time, energy and skill to the performance of Executive’s duties and responsibilities hereunder; provided, however, that Executive will be permitted to devote a reasonable amount of time either during or after business hours to Outside Activities (as defined below), so long as such activities (i) do not prohibit or interfere with Executive’s performance of Executive’s duties under this Agreement, (ii) do not conflict with the business of the Company or violate any of the provisions of Section 8 herein and (iii) are approved in advance in writing by the Nominating and Corporate Governance Committee (which shall not be unreasonably withheld). For purposes of this Agreement, “Outside Activities” shall include the oversight of passive investments and activities involving professional, charitable, religious or other organizations (including membership on boards of for-profit and non-profit organizations). Executive shall, if requested by the Board, also serve as an officer or director of any affiliate of the Company for no additional compensation. Executive’s place of employment will be the Company’s offices in Yardley, Pennsylvania.

3.Base Salary. While Executive is employed by the Company, the Company will pay Executive a base annual salary (the “Base Salary”) at the rate of $660,000.00 per year, paid in accordance with the usual payroll practices of the Company. Executive’s Base Salary shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior Executives by the Compensation Committee of the Board (the “Compensation Committee”) or the Board.

4.Incentive Compensation. Executive shall participate in short-term and long-term incentive programs, including equity compensation programs, established by the Company for its Executives generally, at levels determined by the Board or the Compensation Committee.  Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and the Company’s performance as determined by the Board or the Compensation Committee.  Any annual incentive compensation earned by Executive shall be paid on or after January 1, but not later than March 15 of the fiscal year following the fiscal year for which the annual incentive compensation is earned.
(a)Discretionary Bonus. Executive will be eligible to receive an annual target cash bonus of 65% of Executive’s Base Salary (the “Target Annual Bonus”) (pro-rated for any portion of a year during which Executive is not employed by the Company) at the discretion of the Board or the Compensation Committee and contingent upon attainment of certain Company milestones and/or individual objectives as determined by the Board or the Compensation Committee. The actual annual bonus payable for any given year, if any, may be higher or lower than the Target Annual Bonus. Payment of such bonus is contingent upon continued employment with the Company at the time of payment unless otherwise specified herein or in the terms pursuant to which such bonus is granted. Executive’s Target Annual Bonus shall be reviewed periodically for potential increases pursuant to Company review policies applicable to senior Executives by the Compensation Committee or the Board.
(b)Equity Incentive Compensation.
(i)Executive shall be eligible to receive annual equity awards based on the Company’s and Executive’s actual performance, as determined by the Board or the Compensation Committee. Each such equity award granted to Executive hereunder shall be subject to the terms and conditions of the incentive plan pursuant to which it is granted and such other terms and conditions as are established by the Board or Compensation Committee and set forth in an award agreement evidencing the grant of such equity award.
(ii)In lieu of an annual equity award in the first quarter of 2023, Executive shall receive on the Effective Date:
(A) a grant of non-qualified stock options (the “Stock Options”) to purchase 549,202 shares of the Company’s common stock at a per share exercise price equal to the closing price of the Company's common stock on The Nasdaq Stock Market on the date of grant. Subject to Executive's continued service through each such date, 25% of the Stock Options will vest and become exercisable on the first (1st) anniversary of the date of grant and the balance will vest and become exercisable in thirty-six (36) equal monthly installments thereafter (such that, again subject to Executive's continued service through each such date, 100% of the Stock Options will be vested and exercisable on the fourth (4th) anniversary of the date of grant); and
(B) a grant of 366,135 restricted stock units (the “RSUs”). Subject to the Executive’s continued service through such dates, 25% of the RSUs will vest on the first (1st) anniversary of the date of grant and the balance will vest and become exercisable in twelve (12) equal quarterly installments thereafter (such that 100% of the RSUs will be vested on the fourth (4th) anniversary of the date of grant); provided that, in the event XHANCE® is approved by the U.S. FDA for commercialization for the treatment of chronic rhinosinusitis or substantially similar indication in the U.S. without restriction as to timing and without the requirement for additional trials to support final approval for commercialization, then any unvested RSUs shall become fully-vested on the four month anniversary of such approval, subject to the Executive’s continued service through such date.
The Stock Options and RSUs shall be granted pursuant to the OptiNose, Inc. 2010 Stock Incentive Plan (as amended and restated as of September 19, 2017) and shall be made pursuant to the Company’s non-qualified stock option agreement and restricted stock unit agreement, and the Stock Options and the RSUs shall in all respects be subject to the terms and conditions of such plan and such agreements.
5.Benefits and Fringes.
(a)General. While Executive is employed by the Company, Executive will be entitled to such benefits and fringes, if any, as are generally provided from time to time by the Company to its Executives, subject to the satisfaction of any eligibility requirements and any other terms and conditions of the applicable plans or policies.
(b)Vacation. Executive will also be entitled to 20 business days of annual paid vacation in accordance with the Company’s vacation policies in effect from time to time, which may be taken at such times as Executive elects with due regard to the needs of the Company.
(c)Reimbursement of Business Expenses. Upon presentation of appropriate documentation, Executive will be reimbursed in accordance with the Company’s expense reimbursement policy for all reasonable and necessary business expenses incurred in connection with the performance of Executive’s duties and responsibilities hereunder.
(d)Life Insurance. While Executive is employed by the Company, the Company shall pay for term life insurance (which Executive shall own) that has a death benefit equal to approximately $3,000,000 and whole life insurance with a death benefit equal to approximately $1,000,000.
6.Termination of Employment.
(a)Any termination of Executive’s employment by the Company or Executive (other than because of Executive’s death) shall be communicated by a written notice of termination to the other party hereto in accordance with the requirements of this Agreement. Upon termination of Executive’s employment with the Company, Executive shall be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors (or a committee thereof) of the Company or any of its affiliates and all powers of attorney held by the Executive arising out of or relating to such Executive’s employment with the Company shall be deemed to have been revoked.
(b)Termination upon Death. If Executive dies, then Executive’s employment with the Company shall terminate as of the date of Executive’s death, at which time all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Executive’s heirs, personal representatives or estate shall be entitled to the Accrued Benefits. “Accrued Benefits” means: (a) any accrued but unpaid portion of Executive’s compensation set forth in Section 3 above through the date of termination; (b) any accrued but unused vacation as of the termination date; (c) any earned but unpaid bonus for which the performance measurement period has ended prior to the termination date (e.g., if Executive’s employment is terminated on February 1 and annual bonuses for the prior year have not been paid as of his termination date, then Executive would be eligible to receive his annual bonus for the prior year but not a bonus for the year in which the termination occurs), provided, that the termination of Executive’s employment is not for Cause or due to Executive’s voluntary resignation (other than for Good Reason); (d) any amounts owing to Executive for reimbursements of expenses properly incurred by Executive prior to the date of his termination of employment and which are reimbursable in accordance with Section 5(c) above, with all amounts owed under each of (a), (b) and (d) payable in a lump sum no later than the Company’s first regularly scheduled payroll date that is at least ten (10) days after the date of Executive’s termination of employment, and any amount owed under (c) payable in a lump sum when such bonuses are paid to the Company’s employees; and (e) any amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company at or subsequent to the date of termination, payable in accordance with such plan, policy, practice or program or contract or agreement.
(c)Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Executive from performing the normal duties of Executive’s position on a full-time basis despite the provision, if requested, of a reasonable accommodation as that term is defined in the American with Disabilities Act. If Executive suffers a Disability and the Disability continues for a continuous period of more than three months, then the Company shall have the right to terminate Executive’s employment upon written notice to Executive, at which time all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 herein or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Benefits.
(d)Termination by the Company for Cause. The Company may, upon written notice to Executive, immediately terminate Executive’s employment for Cause. “Cause” shall exist upon (i) Executive’s breach of any fiduciary duty or material legal or contractual obligation to the Company or any of its affiliates (including, without limitation, pursuant to a Company or affiliate policy or the restrictive covenants set forth in Section 8 of this Agreement or any other applicable restrictive covenants between Executive and the Company or any of its affiliates), (ii) Executive’s failure to follow the reasonable instructions of the Board (other than as a result of total or partial incapacity due to physical or mental illness), which failure, if curable, is not cured within 30 days after notice to Executive specifying in reasonable detail the nature of such breach, or, if cured, recurs within 90 business days, (iii) Executive’s gross negligence, willful misconduct, fraud, insubordination, acts of dishonesty or conflict of interest relating to the Company or any of its affiliates, or (iv) Executive’s commission of any misdemeanor which has a material impact on the affairs, business or reputation of the Company or any of its affiliates or Executive’s indictment for, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof. Upon a termination of Executive’s employment for Cause, all of Executive’s rights to compensation and benefits under Sections 3, 4 and 5 of this Agreement or otherwise shall immediately terminate, except that Executive shall be entitled to the Accrued Benefits.
(e)Termination by the Company without Cause or by Executive for Good Reason. Except as provided in Section 6(f) below, upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive the Accrued Benefits and, subject to Executive’s execution and non-revocation of the release described in Section 6(g) and Executive’s compliance with Executive’s obligations under Section 8, the following severance payments and benefits (collectively, the “Severance Benefits”):

(i)an amount equal to 100% of the sum of Executive’s (x) Base Salary and (y) target annual cash bonus opportunity , in each case at the rate in effect on the date of termination, payable in substantially equivalent installments, over a period of one year, with the first payment made on the Company’s first practical pay date following the Release Effective Date and remaining installments tendered thereafter on consecutive, semi-monthly pay dates in accordance with the Company’s regularly-scheduled payroll calendar until paid in full;
(ii)Continuation of coverage under the Company’s group health insurance plan under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) at active employee rates beginning on the first day of the month following Executive’s termination date and continuing for a period of twelve (12) months at the same level of coverage Executive elected during his employment and on the same terms and conditions generally afforded to the Company’s active employees, provided Executive and his eligible dependents enroll with the Company’s COBRA administrator within sixty (60) days after the Executive’s termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event the Company determines that such provisions would subject Executive to taxation under Section 105(h) of the Internal Revenue Code of 1986, as amended, or otherwise violate any healthcare law or regulation, then the Company shall pay to Executive an amount equal to the amount Executive would be required to pay for continuation of group health coverage for Executive and his eligible dependents through an election under COBRA for twelve (12) months, which amount shall be paid in a lump sum at the same time payments under Section 6(e)(i) commence and is intended to assist Executive with costs of health coverage, which Executive may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Executive understands that the Company’s COBRA Subsidy during the COBRA Subsidy Period will not extend his or his dependents’ eligibility for continuation health coverage under COBRA and agree to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Executive also understands that if he/her or his eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Executive will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon his COBRA election.  Following the COBRA Subsidy Period, Executive and his dependents may, subject to statutory eligibility requirements, continue COBRA coverage at standard COBRA rates for the remainder of the applicable COBRA continuation period permitted by law as long as Executive and his dependents pay the full cost of such coverage in accordance with the Company’s COBRA continuation health coverage policies; and
(iii)    to the extent such termination of Executive’s employment by the Company without Cause or by Executive for Good Reason occurs any time following a Change of Control transaction (and without limiting any Change of Control Severance Benefits specified in Section 6(f) below), Executive shall receive twelve (12) months of vesting acceleration with respect to all of Executive’s then-outstanding equity awards granted to Executive by the Company or assumed, continued or substituted for by the acquiring entity in such Change of Control transaction (as “Change of Control” is defined within the Company's 2010 Stock Incentive Plan, as such plan may be amended from time to time).
“Good Reason” shall mean, without Executive’s prior written consent, (i) a material diminution in Executive’s then position or duties, authority or responsibilities including, without limitation, Executive ceasing to be an “executive officer” (as defined under Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) the assignment to Executive of any duties materially inconsistent with the duties and responsibilities of Chief Executive Officer, (iii) a reduction by the Company in Executive’s then-current Base Salary or Executive’s then-current Target Annual Bonus unless the salaries and target annual bonuses for all other senior Executives are correspondingly and proportionately reduced by not greater than

15% and such reduction continues for no more than 12 months; (iv) Executive’s relocation to offices of the Company that are more than fifty (50) miles from the Company’s offices in Yardley, Pennsylvania; or (v) any action or inaction that constitutes a material breach of this Agreement by the Company. In order to invoke a termination for Good Reason, Executive must deliver a written notice of the grounds for such termination within thirty (30) days of the initial existence of the event giving rise to Good Reason and the Company shall have thirty (30) days to cure the circumstances. In order to terminate Executive’s employment, if at all, for Good Reason, Executive must terminate employment within sixty (60) days following the end of the cure period if the circumstances giving rise to Good Reason have not been cured.
(f)Termination by the Company without Cause or by Executive for Good Reason Following a Change of Control. Upon a termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, in each case within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control, Executive shall be entitled to receive the Accrued Benefits and, subject to Executive’s execution and non-revocation of the release described in Section 6(g) and Executive’s compliance with Executive’s obligations under Section 8, the following severance payments and benefits (collectively, the “Change of Control Severance Benefits”):
(i)an amount equal to 200% of the sum of Executive’s (x) Base Salary and (y) target annual cash bonus opportunity, in each case at the rate in effect on the date of termination, payable in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;
(ii)an amount equal to the Executive’s pro rata annual cash bonus for the year in which the termination of employment occurs, which shall be equal to the greater of (x) the Executive’s target annual cash bonus opportunity for the year in which termination of employment occurs, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365), and (y) an annualized amount of bonus for such year as determined by the Board in good faith based on the achievement of objectives up to the Change of Control, multiplied by a fraction, the numerator of which is the number of days in which the Executive was employed by Company during the year in which the termination of employment occurs, and the denominator of which is three hundred sixty-five (365). The pro rata bonus described in this Section 6(f)(ii) shall be payable in a single-lump sum cash payment on the first practical payroll date that occurs on or after the Release Effective Date;
(iii)Continuation of coverage under the Company’s group health insurance plan through COBRA at active employee rates beginning on the first day of the month following Executive’s termination date and continuing for a period of eighteen (18) months at the same level of coverage Executive elected during his employment and on the same terms and conditions generally afforded to the Company’s active employees, provided Executive and his eligible dependents enroll with the Company’s COBRA administrator within sixty (60) days after his termination date (as used in this paragraph, the “COBRA Subsidy” during the “COBRA Subsidy Period”); provided, however, in the event the Company determines that such provisions would subject Executive to taxation under Section 105(h) of the Code, or otherwise violate any healthcare law or regulation, then, the Company shall pay to Executive the amount Executive would be required to pay for continuation of group health coverage for Executive and his eligible dependents through an election under COBRA for eighteen (18) months, which amount shall be paid in a lump sum at the same time payments under Section 6(f)(i) commence and is intended to assist Executive with costs of health coverage, which Executive may (but is not required to) obtain through an election to continue health care coverage under COBRA. Notwithstanding the foregoing, Executive understands that the Company’s COBRA Subsidy during the COBRA

Subsidy Period will not extend his or his dependents’ eligibility for continuation health coverage under COBRA and agree to hold harmless the Released Parties from any and all claims arising directly or indirectly from the COBRA Subsidy referenced above. Executive also understands that if he/she or his eligible dependents do not elect COBRA healthcare continuation coverage or choose to reduce coverage level under COBRA, Executive will not be entitled to receive any additional monetary payment for the cash equivalent of such COBRA Subsidy or any difference in premiums based upon his COBRA election. In addition to providing the COBRA Subsidy and following the expiration of the COBRA Subsidy Period, the Company will pay Executive an additional lump sum, equivalent to the value of the then-in-effect premium for the health insurance coverages and coverage level in which the Executive was enrolled while participating in COBRA for a period of six (6) months, less applicable income and employment taxes and withholdings (the “Additional Benefits Payment”); and
(iv)all of Executive’s then-outstanding equity awards granted to Executive by the Company shall become immediately vested.
Notwithstanding anything contained herein to the contrary, in the event that Executive is entitled to the amounts set forth in Section 6(e)(i) as a result of Executive’s termination of employment prior to a Change of Control and a Change of Control occurs within three (3) months following Executive’s date of termination, Executive shall receive the amounts set forth in this Section 6(f), less any severance compensation paid to Executive pursuant to Section 6(e), paid in the same form and time as provided in Section 6(f), except that the amounts payable pursuant to Section 6(f)(i) shall be paid to Executive in a lump sum, within ten (10) days after the date of the Change of Control.
(g)Payment to Executive of any Severance Benefits or Change of Control Severance Benefits, as applicable, shall be conditioned on Executive’s compliance with the requirements of Section 8 hereof and Executive’s execution of a general release in favor of the Company and its affiliates in substantially the form attached hereto as Exhibit A (the “Release”) and the lapse of any revocation period specified therein with the Release not having been revoked. The Release shall be provided to Executive within three (3) days of Executive’s termination of employment. Executive will forfeit all rights to the Severance Benefits and the Change of Control Severance Benefits, as applicable, unless, within forty-five (45) days of Executive’s termination of employment, Executive executes and delivers the Release to the Company and such Release has become irrevocable by virtue of the expiration of the revocation period specified therein without the Release having been revoked (the first such date, the “Release Effective Date”). The Company’s obligation to pay the Severance Benefits or the Change of Control Severance Benefits, as applicable, is subject to the occurrence of the Release Effective Date, and if the Release Effective Date does not occur, then the Company shall have no obligation to pay such Severance Benefits or Change of Control Severance Benefits, as applicable. Notwithstanding anything contained herein to the contrary, in the event that the period during which Executive may review and revoke the Release begins in one calendar year and ends in the following calendar year, any severance payments hereunder that constitute non-qualified deferred compensation subject to Section 409A of the Code shall be paid to Executive no earlier than January 1 of the second calendar year.
7. Section 280G.
(a)Executive shall bear all expense of, and be solely responsible for, any excise tax imposed by Section 4999 of the Code (such excise tax being the “Excise Tax”); provided, however, that any payment or benefit received or to be received by Executive, whether payable under the terms of this Agreement or any other plan, arrangement or agreement with Company or an affiliate of Company (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit Executive receives shall exceed the net after-tax benefit that Executive would receive if no such reduction was made.
(b)The “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income and employment taxes payable by Executive with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)All determinations under this Section 7 will be made by an accounting firm or law firm (the “280G Firm”) that is mutually agreed to by Executive and the Company prior to a change in ownership or control of a corporation (within the meaning of Treasury regulations under Section 280G of the Code). The 280G Firm shall be required to evaluate the extent to which payments are exempt from Section 280G of the Code as reasonable compensation for services rendered before or after the Change of Control. All fees and expenses of the 280G Firm shall be paid solely by the Company. The Company will direct the 280G Firm to submit any determination it makes under this Section 7 and detailed supporting calculations to both Executive and the Company as soon as reasonably practicable.
(d)If the 280G Firm determines that one or more reductions are required under this Section 7, such Payments shall be reduced in the order that would provide Executive with the largest amount of after-tax proceeds (with such order, to the extent permitted by Sections 280G and 409A of the Code, designated by Executive, or otherwise determined by the 280G Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to Executive. Executive shall at any time have the unilateral right to forfeit any equity award in whole or in part.
(e)As a result of the uncertainty in the application of Section 280G of the Code at the time that the 280G Firm makes its determinations under this Section 7, it is possible that amounts will have been paid or distributed to Executive that should not have been paid or distributed (collectively, the “Overpayments”), or that additional amounts should be paid or distributed to Executive (collectively, the “Underpayments”). If the 280G Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against Executive or the Company, which assertion the 280G Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an Overpayment has been made, Executive must repay the Overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by Executive to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which Executive is subject to tax under Section 4999 of the Code or generate a refund of tax imposed under Section 4999 of the Code. If the 280G Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the 280G Firm will notify Executive and the Company of that determination, and the Company will promptly pay the amount of that Underpayment to Executive without interest.
(f)Executive and the Company will provide the 280G Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 7. For purposes of making the calculations required by this Section 7, the 280G Firm may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.

8.Covenants.
(a)Non-Competition. So long as Executive is employed by the Company under this Agreement and for (i) the twenty-four (24) month period following the termination of Executive’s employment with the Company in the event the Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, in each case, within three (3) months prior to a Change of Control or eighteen (18) months after a Change of Control or (ii) the nine (9) month period following the termination of Executive’s employment with the Company for any reason not covered by clause (i) (such applicable period, the “Restricted Period”), Executive agrees that Executive will not, directly or indirectly, without the prior written consent of the Company, engage in Competition with the Company or any of its affiliates (collectively, the “Employer”). “Competition” means participating, directly or indirectly, as an individual proprietor, partner, stockholder, Executive, employee, director, joint venturer, investor, lender, consultant or in any other capacity whatsoever in any business or venture that competes with any business that the Employer is engaged in as of the date of Executive’s termination of employment with the Company or is actively planning to engage in as of the date of Executive’s termination of employment with the Company. Notwithstanding the foregoing, after Executive’s termination of employment, employment by or consultation for a publicly traded company that derives less than five percent (5%) of its net revenues from activities that compete with business that the Employer engages in, shall not constitute Competition so long as Executive does not provide employment or consulting services to the business segment of such publicly traded company that engages in such competitive activities. Executive is entering into this covenant not to compete in consideration of the agreements of the Company in this Agreement, including but not limited to, the agreement of the Company to provide the severance and other benefits to Executive upon a termination of employment pursuant to Sections 6(e) and (f) hereof, as applicable.
(b)Confidentiality. Executive agrees that Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person or entity, other than in the course of Executive’s assigned duties hereunder and for the benefit of the Employer, either while Executive is employed by the Company hereunder or at any time thereafter, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Employer whether the foregoing will have been obtained by Executive during Executive’s employment hereunder or otherwise. The foregoing will not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public or in the Employer’s industry subsequent to disclosure to Executive through no wrongful act by Executive or any of Executive’s representatives; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the contemplated disclosure and cooperates at the Company’s cost with the Company in seeking a protective order or other appropriate protection of such information). The Company and Executive acknowledge that, notwithstanding anything to the contrary contained in this Agreement, pursuant to 18 USC § 1833(b), an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company and Executive further acknowledge that an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
(c)Non-Solicitation of Customers. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, customers of the Employer to purchase goods or services then sold by the Employer from any other person or entity.
(d)Non-Solicitation of Suppliers. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, solicit or influence, or attempt to solicit or influence, the Company’s suppliers to provide goods or services then provided to the Employer to any other person or entity in Competition with the Employer.
(e)Non-Solicitation of Employees. Executive recognizes that Executive will possess confidential information about other employees of the Employer relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Employer. Executive recognizes that the information Executive possesses and will possess about these other employees is not generally known, is of substantial value to the Employer in developing its business and in securing and retaining customers, and has been and will be acquired by Executive because of Executive’s business position with the Employer. Executive agrees that, during the Restricted Period, Executive will not, (x) directly or indirectly, individually or on behalf of any other person or entity solicit or recruit any employee of the Employer to leave such employment for the purpose of being employed by, or rendering services to, Executive or any person or entity unaffiliated with the Employer, or (y) convey any such confidential information or trade secrets about other employees of the Employer to any person or entity other than in the course of Executive’s assigned duties hereunder and for the benefit of the Employer. Notwithstanding the foregoing, the Company agrees that hiring any employee of the Employer who responds to a general advertisement for employment that was not specifically directed at the employees of the Employer shall not be deemed a violation of this Section 8(e).
(f)Non-Disparagement. Executive agrees that Executive will not, nor will Executive induce others to, Disparage the Employer or any of their past or present Executives, directors, employees or products. Similarly, the directors and senior Executives of the Employer will not, nor will they induce others to, Disparage Executive. “Disparage” will mean making comments or statements to the press, the Employer’s employees or any individual or entity with whom Executive or the Employer, as applicable, has a business relationship that would adversely affect in any manner, as applicable: (i) the conduct of the business of the Employer (including, without limitation, any products or business plans or prospects); (ii) the business reputation of the Employer, or any of their products, or their past or present Executives, directors or employees; or (iii) the business reputation of Executive.
(g)Inventions.
(i)Executive acknowledges and agrees that all trade secrets, mask works, concepts, drawings, materials, documentation, procedures, diagrams, specifications, models, processes, formulae, source and object codes, data, programs, know-how, designs, techniques, ideas, methods, inventions, discoveries, improvements, work products, developments or other works of authorship (“Inventions”), whether patentable or unpatentable, (x) that relate to Executive’s work with the Employer, made, developed or conceived by Executive, solely or jointly with others or with the use of any of the Employer’s equipment, supplies, facilities or trade secrets or (y) suggested by any work that Executive performs in connection with the Employer, either while performing Executive’s duties with the Employer or on Executive’s own time, but only insofar as the Inventions are related to Executive’s work as an employee of the Employer (collectively, “Company Inventions”), will belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. Executive will keep full and complete written records (the “Records”), in the manner prescribed by the Employer, of all Company Inventions, and will promptly disclose all Company Inventions completely and in writing to the Company. The Records will be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Executive’s employment, or upon the Company’s request. Executive hereby assigns to the Company (or its designee) the Company Inventions including all rights in and to any related patents and other intellectual property that may issue thereon in any and all countries, whether during or subsequent to Executive’s employment with the Employer, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and subsequent to Executive’s employment with the Employer, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Company Inventions and the underlying intellectual property. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Company Inventions and the underlying intellectual property for its benefit, all without additional compensation to Executive from the Company, but entirely at the Company’s expense.
(ii)In addition, the Company Inventions will be deemed “work made for hire”, as such term is defined under the copyright law of the United States, on behalf of the Employer and Executive agrees that the Company (or its designee) will be the sole owner of the Company Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations or compensation to Executive. If the Company Inventions, or any portion thereof, are deemed not to be work made for hire, Executive hereby irrevocably conveys, transfers, assigns and delivers to the Company (or its designee), all rights, titles and interests, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Company Inventions, including without limitation: (a) all of Executive’s rights, titles and interests in and to any underlying intellectual property (and all renewals, revivals and extensions thereof) related to the Company Inventions; (b) all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Company Inventions, to exploit and allow others to exploit the Company Inventions; and (c) all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Company Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Company Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other intellectual property rights that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of or other service provider to the Employer.
(iii)To the extent that Executive is unable to assign any of Executive’s right, title or interest in any Company Invention under applicable law, for any such Company Invention and the underlying intellectual property rights, Executive hereby grants to the Company (or its designee) an exclusive, irrevocable, perpetual, transferable, worldwide, fully paid license to such Company Invention and the underlying intellectual property, with the right to sublicense, use, modify, create derivative works and otherwise fully exploit such Company Invention and the underlying intellectual property, to assign this license and to exercise all rights and incidents of ownership of the Company Invention.
(iv)To the extent that any of the Company Inventions are derived by, or require use by the Employer of, any works, Inventions, or other intellectual property rights that Executive owns, which are not assigned hereby, Executive hereby grants to the Company (or its designee) an irrevocable, perpetual, transferable, worldwide, non-exclusive, royalty free license, with the right to sublicense, use, modify and create derivative works using such works,

Inventions or other intellectual property rights, but only to the extent necessary to permit the Company to fully realize their ownership rights in the Company Inventions.
(h)Cooperation. Upon the receipt of notice from the Company (including outside counsel), Executive agrees that while employed by the Employer (for no additional compensation) and thereafter (for reasonable compensation for Executive’s time), Executive will respond and provide information with regard to matters in which Executive has knowledge as a result of Executive’s employment with the Employer, and will provide reasonable assistance to the Employer and its representatives in defense of any claims that may be made against the Employer, and will assist the Employer in the prosecution of any claims that may be made by the Employer, to the extent that such claims may relate to the period of Executive’s employment with the Employer (or any predecessor). Executive agrees to promptly inform the Company if Executive becomes aware of any lawsuits involving such claims that may be filed or threatened against the Employer. Executive also agrees to promptly inform the Company (to the extent Executive is legally permitted to do so) if Executive is asked to assist in any investigation of the Employer (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Employer with respect to such investigation, and will not do so unless legally required.
(i)Return of Property. On the date of the termination of Executive’s employment with the Company for any reason (or at any time prior thereto at the Company’s request), Executive will return all property belonging to the Employer (including, but not limited to, any Employer provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Employer).
(j)Injunctive Relief. It is further expressly agreed that the Employer will or would suffer irreparable injury if Executive were to violate the provisions of this Section 8 and that the Employer would by reason of such violation be entitled to injunctive relief in a court of appropriate jurisdiction and Executive further consents and stipulates to the entry of such injunctive relief in such court prohibiting Executive from violating the provisions of this Section 8.
(k)Survival of Provisions. The obligations contained in this Section 8 will survive the termination of Executive’s employment with the Company and will be fully enforceable thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 8 is excessive in duration or scope or extends for too long a period of time or over too great a range of activities or in too broad a geographic area or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.
(l)Prior Agreements. Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, is or would be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or would prevent, limit or impair in any way the performance by Executive of the obligations hereunder.
9.Assignment; Third Party Beneficiaries. Notwithstanding anything else herein, this Agreement is personal to Executive and neither the Agreement nor any rights hereunder may be assigned by Executive. The Company may assign the Agreement to an affiliate or to any acquiror of all or substantially all of the assets of the Company. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Unless expressly provided otherwise, “Employer” as used in this Agreement shall mean the Employer as defined in Section 8(a) of this Agreement and any successor to its business and/or assets as aforesaid. This Agreement will inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties. Executive acknowledges that this Agreement is intended to benefit the Company, its shareholders, and its and their parents, affiliates, subsidiaries, divisions, and related companies or entities, now existing or hereafter created. Both Executive and the Company further acknowledge and agree that the intended beneficiaries of this Agreement are entitled to enforce the provisions of this Agreement by seeking injunctive relief or any other appropriate remedy.
10.Clawback/Recoupment. Notwithstanding any other provision in this Agreement to the contrary, any compensation paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company shall be subject to mandatory repayment by Executive to the Company to the extent any such compensation paid to Executive is, or in the future becomes, subject to (i) any “clawback” or recoupment policy applicable to Executive that is adopted to comply with any applicable law, rule or regulation (including stock exchange rule), or (ii) any law, rule or regulation (including stock exchange rule) which imposes mandatory recoupment, under circumstances set forth in such law, rule or regulation.
11.Arbitration; Waiver of Rights to Sue; Exclusions; Attorneys’ Fees.
(a)    Except as provided in Section 8(j), the parties agree that they will use binding arbitration to settle all claims and disputes that may arise out of this Agreement or that in any way relate to Executive’s employment with Company. Specifically, both the Company and the Executive agree that any claim, dispute and/or controversy that either Executive may have against the Company (or its directors, Executives, managers, employees, agents or parties affiliated with its employee benefit and health plans), or that the Company may have against Executive, shall be submitted to binding arbitration conducted before one (1) arbitrator mutually agreed to by the Company and Executive, sitting in Philadelphia, Pennsylvania or such other location mutually agreed to by Executive and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA Rules”) then in effect; provided, however, that if the Company and Executive are unable to agree on a single arbitrator within thirty (30) calendar days of the demand by another party for arbitration, an arbitrator will be designated by the Philadelphia Office of the American Arbitration Association.
(b)    Coverage. Included within the parties’ agreement to submit all disputes to binding arbitration are all employment-related claims and disputes, whether based upon tort, contract, statute (including but not limited to any claims of workplace discrimination, harassment (other than sexual harassment), retaliation, failure to pay proper wages or other compensation (including commissions, bonuses, salary, severance pay or other benefits), or any other unlawful employment practice or wrongful termination, whether based upon the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Labor Management Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud and Abuse Act, the Health Insurance Portability &

Accountability Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Minimum Wage Act, any personal gain with respect to any claim arising under the Federal False Claims Act, or any other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, each as amended, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and Executive and shall further apply, without limitation, to any and all Claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, embezzlement, conversion, non-payment of debt, misrepresentation, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault (other than sexual assault), battery, false imprisonment, negligence, and all other claims or torts, including any whistleblower claims, arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions.
EXECUTIVE UNDERSTANDS AND VOLUNTARILY AND FREELY AGREES TO THIS BINDING ARBITRATION PROVISION, AND BOTH EXECUTIVE AND THE COMPANY EXPRESSLY AND FREELY FOREGO AND WAIVE THEIR RIGHT TO TRIAL BY JURY, IN FAVOR OF BINDING ARBITRATION, WITH RESPECT TO ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT EXCEPT AS EXPRESSLY EXCLUDED HEREIN.
    (c)    Exclusions. Notwithstanding the foregoing:
(i)    The parties shall not arbitrate: (aa) claims by Executive for workers’ compensation or unemployment compensation insurance benefits; (bb) claims by the Company for injunctive or equitable relief, including without limitation claims related to the misappropriation of trade secrets, theft of confidential and proprietary business information, breach of fiduciary duty and/or violation of other restrictive covenants; and (cc) claims by Executive for sexual assault and/or sexual harassment, unless Executive voluntarily elects for such sexual assault and/or sexual harassment claims to be arbitrated.
(ii)    Nothing contained in this Agreement prohibits Executive from filing, a complaint, participating in an investigation, or otherwise communicating with the United States Equal Employment Opportunity Commission and/or any other federal, state, or local agency charged with the processing of complaints and performance of investigation into claims of unlawful employment practices, although if Executive elects to pursue a claim following the exhaustion or completion of any such administrative process, such claim would be subject to the mandatory arbitration provisions set forth in this Section of the Agreement.
(iii)    Claims by Executive relating to benefits under any of the Company’s employee benefit plans must be raised with the claims administrator of the relevant plan pursuant to the terms of that plan, but if the matter is not resolved under those procedures, Executive may pursue such a claim only through arbitration as provided for in this Section.
(d)    Procedures. The party seeking arbitration pursuant to this Section of the Agreement shall commence such proceeding in accordance with the applicable AAA rules. All rules of pleading, rules of evidence, and rights to resolution of the dispute by means of summary judgment, judgment on the pleadings, and judgment under Pennsylvania law shall apply and be observed. Resolution of the dispute shall be based solely upon the law governing the claims and defenses pleaded, and the arbitrator may not invoke any basis (including, but not limited to, notions of "just cause") but shall apply the same law as if brought in a court of law. The arbitrator shall possess the authority to rule on any dispositive motions (including a motion to dismiss and/or summary judgment brought by any party) and to order any appropriate legal and equitable relief consistent with that available to parties in civil actions filed in a court of competent jurisdiction, except that the parties agree neither party shall be entitled to punitive damages on any claim.
(e)    Discovery. During the arbitration, Executive and the Company shall be entitled to engage in and conduct discovery in accordance with any schedule established by the arbitrator; provided, however, the arbitrator must allow the parties to conduct discovery sufficient to adequately arbitrate their claims and defenses in accordance with applicable federal, state, and local law, even if the AAA Rules are more restrictive.
(f)    Determination. The determination of the arbitrator will be final and binding on Executive and the Company. Awards shall include the arbitrator’s written, reasoned opinion and shall contain the arbitrator’s essential findings and conclusions. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.
(g)    Attorney’s Fees; Costs. Each party will bear their own expenses of such arbitration, except that the prevailing party shall be entitled to be indemnified and reimbursed for its reasonable attorneys’ fees and costs incurred in enforcing and/or seeking to enforce the terms of this Agreement should the other party violate or be alleged to have violated any of its terms, except as otherwise required by a fee-shifting statute.
12.Indemnification. The Company and Executive acknowledge that they have entered into an Indemnification Agreement, dated as of October 2, 2017 (the “Indemnification Agreement”).
13.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, (other than the Indemnification Agreement) and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
14.Withholding Taxes. The Company may withhold from any and all amounts payable to Executive such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.
15.Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or three (3) days after being mailed by registered or certified mail to Executive or the Company, as the case may be, at Executive’s address set forth below or the Company’s address set forth below, or to such other names or addresses as Executive or the Company, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section (provided that notice of change of address shall be deemed given only when received).
Company notices shall be delivered to:
OptiNose US Inc.
Attn: Chief Legal Officer
1020 Stony Hill Road

Third Floor, Suite 300
Yardley, PA 19067
Executive notices shall be delivered to such address as shall most currently appear on the records of the Company.
16.Entire Agreement; Amendments. This Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior and/or contemporaneous agreements, understandings or representations relating to the subject matter hereof, whether written or oral, including without limitation the Existing Agreement. No amendments, alterations or modifications of this Agreement will be valid unless made in writing and signed by the parties hereto.
17.Section Headings. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.
18.Severability. The provisions of this Agreement will be deemed severable and the invalidity of unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.
19.Counterparts. This Agreement may be executed in several counterparts (including via facsimile and/or .pdf), each of which will be deemed to be an original but all of which together will constitute one and the same instruments.
20.Section 409A.
(a)The payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and this Agreement shall be interpreted and construed in a manner intended to comply therewith. For purposes of this Agreement, Executive will be considered to have experienced a termination of employment only if Executive has a “separation from service” with the Company and all of its controlled group members within the meaning of Section 409A. Whether Executive has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A.
(b)Each payment under this Agreement, including each installment payment, shall be considered a separate and distinct payment. For purposes of this Agreement, each payment is intended to be excepted from Section 409A to the maximum extent provided as follows: (i) each payment made within the applicable 2½ month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception; (ii) post-termination medical benefits are intended to be excepted under the medical benefits exception as specified in Treas. Reg. §1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). With respect to payments subject to Section 409A (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Executive shall have no right to designate the date or any payment under this Agreement.
(c)If Executive is a “specified employee” (as that term is used in Section 409A and regulations and other guidance issued thereunder) on the date of Executive’s separation from service, any benefits payable under this Agreement that constitute non-qualified deferred compensation subject to Section 409A shall be delayed until the earlier of (i) the first business day following the six-month anniversary of the date of Executive’s separation from service, or (ii) the date of Executive’s death, but only to the extent necessary to avoid the adverse tax consequences and penalties under Section 409A. On the earlier of (x) the first business day following the six-month anniversary of the date of Executive’s separation from service, or (y) Executive’s death, the Company shall pay Executive (or Executive’s estate or beneficiaries) a lump-sum payment equal to all payments delayed pursuant to the preceding sentence.
(d)If any of the reimbursements or in-kind benefits provided for under this Agreement are subject to Section 409A, the following rules shall apply: (i) in no event shall any such reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred; (ii) the amount of such reimbursable expenses incurred, or the provision of in-kind benefits, in one tax year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other tax year; and (iii) the right to such reimbursement for expenses or provision of in-kind benefits is not subject to liquidation or exchange for any other benefit.
(e)Notwithstanding anything in Section 6(f) hereof to the contrary, in the event that Executive is entitled to the amount set forth in Section 6(f)(i) as a result of a termination of Executive’s employment within three (3) months prior to or eighteen (18) months after the date of the Change of Control, and such Change of Control does not constitute a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and its corresponding regulations, and any portion of the severance benefit payable to Executive pursuant to Section 6(e)(i) is deemed to constitute deferred compensation subject to the requirements of Section 409A of the Code at the time of Executive’s termination, then such portion that constitutes deferred compensation shall reduce the amount that is paid in a lump sum as provided in Section 6(f)(i) and such deferred compensation portion shall instead be paid in substantially equal installments over the installment period as described in Section 6(e)(i).
21. Construction; Reasonable Time to Review and Consider Agreement. The parties agree that this Agreement was reached following arms-length negotiations and should not be construed against the drafter. Executive agrees that he has been provided reasonable and adequate time to review this Agreement and, if desired, consult with counsel of his own choosing, and that he has consulted counsel before signing this Agreement or knowingly waived the right to do so.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OPTINOSE US, INC.

By: /s/ Joseph C. Scodari

Joseph C. Scodari
Chairman of the Board

EXECUTIVE

By: /s/ Ramy A. Mahmoud
Name: Ramy A. Mahmoud

EXHIBIT A
SAMPLE RELEASE AGREEMENT
This RELEASE AGREEMENT (“Agreement”) made this [•] day of [•], [•] (the “Effective Date”), between OptiNose US, Inc. (a wholly-owned subsidiary of OptiNose, Inc. and, together with OptiNose, Inc. and each of its and their successors and assigns, the “Company”), and [•] (“Executive”).
1.Release.
        a.    In consideration of the amounts to be paid by the Company pursuant to the Employment Agreement entered into on January 30, 2023, by and between the Company and Executive (the “Employment Agreement”), Executive, on behalf of himself/herself and on behalf of his spouse, civil union or domestic partner, dependents, heirs, executors, devisees, personal representatives, administrators, agents and assigns, irrevocably and unconditionally forever waives, releases, gives up and discharges the Company, its parent, affiliated and related companies (including but not limited to OptiNose, Inc.), all of its and their employee benefit plans and trustees, fiduciaries, administrators, sponsors and parties-in-interest of those plans, all of its and their past and present employees, managers, directors, Executives, administrators, shareholders, members, investors, agents, attorneys, insurers, re-insurers and contractors acting in any capacity whatsoever (whether individually or in an official capacity on behalf of the Company), and all of its and their respective predecessors, heirs, personal representatives, successors and assigns (collectively, the “Released Parties”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, accrued or unaccrued, liquidated or contingent, asserted or unasserted, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Released Parties by reason of any matter or cause whatsoever based on, related to, or arising from any event that occurred before the date Executive signs this Agreement and based upon, related to or arising out of or in any way concerning Executive’s employment with the Company, the terms, conditions or privileges of Executive’s employment with the Company, Executive’s separation from employment with the Company, and any and all violations and/or alleged violations of federal, state or local human rights laws, fair employment practices and/or other laws by any of the Released Parties for any reason and under any legal theory including, but not limited to, those arising or which may be arising under, as applicable, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act (“OWBPA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Employee Polygraph Protection Act, the Worker Adjustment and Retraining Notification Act (“WARN”), the Family and Medical Leave Act (“FMLA”), the Coronavirus Aid, Relief and Economic Security Act (“CARES”), the Families First Coronavirus Relief Act (“FFCRA”), the American Rescue Plan Act, the Fair Labor Standards Act (“FLSA”), the Equal Pay Act of 1963 (“EPA”), the Lilly Ledbetter Fair Pay Act of 2010 (“Fair Pay Act”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Rehabilitation Act, the Employee Polygraph Protection Act, the Electronic Communication Privacy Act, the Computer Fraud & Abuse Act, the Health Insurance Portability & Accountability Act (“HIPAA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act (“FCRA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”), the Civil Rights Act of 1991, 42 U.S.C. §§ 1981, 1983, 1985, 1986 and 1988), the Pennsylvania Wage Payment & Collection Law, the Pennsylvania Human Relations Act, the Pennsylvania Labor Relations Act, the Pennsylvania

Equal Pay Law, the Pennsylvania Minimum Wage Act, the Pennsylvania Workers’ Compensation Act, any personal gain with respect to any claim arising under the Federal False Claims Act, or any other federal, state or local laws, statutes, regulations, rules, ordinances, or orders, each as amended, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Released Parties and Executive and shall further apply, without limitation, to any and all Claims for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, misrepresentation, tortious interference with contract, civil conspiracy, negligence, fraud, estoppel, defamation, libel, misrepresentation, intentional infliction of emotional distress, violation of public policy, invasion of privacy, wrongful, retaliatory or constructive discharge, assault, battery, false imprisonment, negligence, and all other claims or torts, including any whistleblower claims, arising under any federal, state, or local law, regulation, ordinance or judicial decision, or under the United States and Pennsylvania Constitutions (the “General Release”).

        b.    For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his spouse, civil union or domestic partner, dependents, heirs, executors, devisees, personal representatives, administrators, agents and assigns may have and which Executive does not now know or suspect to exist in his favor against the Released Parties, from the beginning of time until the time he/she signs this Agreement, and this Agreement extinguishes those claims.

        c.    In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Released Parties from any and all Claims that Executive may have against the Released Parties arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he/she understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he/she is waiving all Claims against any and all of the Released Parties.

d.    Executive understands that the laws and actions described above give the Executive important remedies that relate to claims that he/she has or may have arising out of or in connection with his employment with, or separation from employment from, the Company and agree that he/she is freely and voluntarily giving up those remedies and claims. By signing this Agreement, Executive agrees that he/she is irrevocably and unconditionally waiving the right to proceed with discovery concerning any released claim in any future litigation with any Released Party, if any. Executive also agrees that he/she is fully releasing all claims for equitable, punitive or other relief, attorney’s fees, and other fees and costs incurred up to the date Executive signs this Agreement for any reason.

e.    Executive represents and warrants that: (i) he/she is the lawful owner of all claims released through this Agreement; (ii) he/she has the beneficial interest in the payments and other benefits that he/she will receive under this Agreement; (iii) he/she has not assigned, and will not assign, any interest in any claim released through this Agreement; (iv) he/she has not filed, and is not and has not been subject to a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) he/she is not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payments and benefits to be tendered or provided under the Employment Agreement. Executive agrees that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. Executive also agrees that he/she will fully indemnify and hold the Released Parties harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Released Parties and, should it be determined that any bankruptcy trustee or other third party has a right to the payments and benefits provided to Executive under the Employment Agreement, Executive immediately will return to the Company an amount equivalent to the full after-tax value of any such payments or benefits.

f.    Executive warrants that he/she does not have any complaint pending before any federal, state or local court or arbitration panel concerning any Released Party. Executive further agrees not to file a lawsuit against any of the Released Parties in any federal, state or local court, or with any arbitration panel, concerning any claim, demand, issue or cause of action released through this Agreement, except to the extent specifically excluded below in Section 2 below and its subparagraphs below. Should Executive file a lawsuit with any court or arbitration panel concerning any claim, demand, issue, or cause of action waived through this Agreement and not specifically excluded as described in Section 2 below and its subparagraphs below, Executive agrees that he/she will be responsible to pay the legal fees and costs that the Released Parties incur defending that lawsuit. Further, Executive agrees that nothing in this Agreement shall limit the right of any court or arbitration panel to determine, in its sole discretion, that the Released Parties are entitled to restitution, recoupment or set off of any monies paid to Executive should the release of any claims under this Agreement subsequently be found to be invalid.

2.Exclusions from Release of Claims and Covenant Not to Sue.
a.    Executive understands and agrees that nothing in this Agreement limits his right to bring an action to enforce the terms of this Agreement.

b.    Executive understands and agrees that the General Release contained in Section 1 above and its subparagraphs above does not include a waiver of any claims which cannot be waived by law and does not include a waiver of any vested rights Executive may have in any existing Company 401(k) plan, if any, nor will it preclude Executive from purchasing continuation health benefits coverage for himself/herself and/or his dependents under the Company’s continuation health benefits policies to the extent he/she and his dependents are otherwise eligible and for the period provided by law under COBRA. The General Release also does not release any pending workers’ compensation claim or right to any workers’ compensation benefits with respect to any occupational illness or injury arising from or sustained due to his employment with the Company.

c.    Executive understands and agrees that nothing in this Agreement is intended to or shall prevent, impede or interfere with his non-waivable right to file a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Review Commission (“OSH”), the National Labor Relations Board (“NLRB”), the Securities and Exchange Commission (“SEC”), any other federal agency, labor board or commission, any state or local fair employment practices agency, or any other state or local agency, labor board or commission (collectively, the “Government Agencies”). Executive also understands that nothing in this Agreement in any way limits his ability to provide information and/or documents to or otherwise communicate with any Government Agencies, participate in any investigation of any Government Agencies, testify or otherwise participate in any proceeding that may be conducted by any Government Agencies concerning the Company’s past or future conduct, or engage in any activities now or in the future that are protected under the whistleblower statutes administered by OSH or any other Government Agencies without notice to the Company. However, Executive agrees that he/she is completely waiving any right to recover money, share in or participate in any monetary award in connection with or resulting from the prosecution of any charge, investigation or proceeding by any Government Agency, except that this Agreement does not limit the right to receive and fully retain a monetary reward from any government-administered whistleblower award or other incentive program for providing information directly to any Government Agencies (such as those administered by the OSH or the SEC).

d.    Executive understands and agrees that nothing in this Agreement prohibits him/her filing a claim to collect any unemployment compensation benefits available to him/her under applicable state Unemployment Insurance Compensation law or from collecting any award of benefits granted to him/her in accordance with that law.

e.    Executive understands and agrees that this Agreement does not limit any statutory rights he/she may have to bring an action to challenge the terms of this Agreement or contest the validity of the General Release set forth in Section 1 above under the ADEA or the OWBPA.

3.Non-Admission of Liability.
a.    Executive agrees that this Agreement shall not in any way be construed as an admission that any of the Released Parties owe him/her any money or have acted wrongfully, unlawfully, or unfairly in any way towards him/her. In fact, Executive understands that the Released Parties specifically deny that they have violated any federal, state or local law or ordinance or any right or obligation that they owe or might have owed to Executive at any time and maintain that they have at all times treated Executive in a fair, lawful, non-discriminatory and non-retaliatory manner.

b.    Except as provided in Section 6(e) or Section 6(f), as applicable, of the Employment Agreement or in the Indemnification Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him/her arising out of his employment with or termination from the Company, and no further sums or benefits are owed to him/her by the Company or by any of the other Released Parties at any time.

c.    Executive agrees that the Severance Benefits or Change of Control Severance Benefits, as applicable, as described in the Employment Agreement constitute good and valuable consideration in exchange for the promises herein and are, individually and together, in addition to anything of value to which Executive is presently entitled by virtue of any understandings, agreements or contracts between Executive and any of the Released Parties, his employment with any Released Party and separation from that employment, and any of the Released Parties’ policies, practices, plans, agreements or prior understandings with him/her, including but not limited to compensation, vacation, bonus, severance, paid time off, incentive compensation, equity incentives, stock options, offer letters, employment agreements and any other fringe benefit plans, policies or practices.

4.No Right or Guarantee to Re-Employment or Reinstatement. Executive agrees that the termination of his employment is permanent and the Released Parties have not in any way guaranteed that he/she will be recalled, rehired, reinstated or in any way retained by the Company.

5.Reference-Related Communications.
a.    Executive agrees that, should he/she or any prospective employer for him/her desire that the Company engage in any reference-related communications, such inquiries shall be directed exclusively to the Company’s Human Resources Department for confirmation only of Executive’s: (i) dates of employment and (ii) employment position. Executive also agrees that, except for the Company’s verbal confirmation of dates of employment and position title as expressly set forth above, the Released Parties will have no obligation whatsoever to engage in any reference-related communications with any past, existing or prospective employers unless compelled by a court order or other legal process. Notwithstanding the foregoing, Executive understands and agrees that the Released Parties will remain free to internally communicate, to those with a business need to know, any and all information concerning his employment history with the Company.

b.    Executive acknowledges and agrees that any statements made on social media by any current or former employees or other representatives of the Company are not official statements of reference by the Company. Executive understands and agrees that, should he/she wish for the Company to provide any information related to the salary and/or benefits paid or provided during his employment to any third party, Executive will provide the Company’s Human Resources Department with a written release expressly authorizing the disclosure of the same.
6.Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he/she has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he/she is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him/her to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he/she has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he/she enters into this Agreement freely, voluntarily, and without coercion.

7.Effective Date; Revocation. Executive acknowledges and represents that he/she has been given forty-five (45) days following the termination of his employment during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he/she has been advised by the Company that he/she has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he/she wishes to revoke this Agreement, he/she must do so in a writing, signed by him/her and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement and shall be final and binding on Executive.
8.Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.
9.Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action that may be based upon, arise out of or relate to this Agreement will be governed by, and construed under and in accordance with, the internal laws of the Commonwealth of Pennsylvania, without reference to rules relating to conflicts of laws.
10.Entire Agreement. This Agreement, the Employment Agreement and the other agreements referred to in the Employment Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties. Executive acknowledges and agrees that he/she is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement.

11.Amendment. This release shall not be amended, supplemented or otherwise modified in any way except in a writing signed by Executive and the Company.
12.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the parties hereto have executed this Agreement, being seven (7) pages in total length as of the dates set forth below.

OPTINOSE US, INC.

By:_______________________ Date: __________
Name:
Title:

EXECUTIVE

By:_______________________ Date: __________
Name: [________________]